Exhibit 99.1

Ashton Woods USA L.L.C.	1080 Holcomb Bridge Road Building 200, Suite 350 Roswell, GA 30076 Phone: (770) 998-9663 Fax: (770) 998-7494

NEWS FOR IMMEDIATE RELEASE

Wednesday, June 20, 2007

Ashton Woods USA L.L.C. Amends Unsecured Line of Credit

ATLANTA, June 20, 2007/PRNewswire/ -- ASHTON WOODS USA L.L.C. (Bloomberg: ASHWOO) (CUSIP: 045086 AB 1), one of the nation’s largest private homebuilders based on number of closings and revenues, today announced that the Company has amended certain terms of its unsecured revolving credit facility. The amendment provides for a permanent reduction in the interest coverage ratio to 2.00 to 1.00, from 2.50 to 1.00, and includes a provision allowing such ratio to fall to no less than 1.75 to 1.00 for up to three consecutive fiscal quarters in any rolling four fiscal quarter period ending on or before May 31, 2009. The amendment also provides that in the event the interest coverage ratio for any fiscal quarter is less than 2.00 to 1.00, (1) the leverage ratio decreases to 2.00 to 1.00, from 2.25 to 1.00, for such fiscal quarter and (2) certain interest rates and margins are adjusted as set forth in the amendment.

Bob Salomon, Chief Financial Officer of the Company, said, “We greatly appreciate the confidence demonstrated by our lenders in the Company and its business model through this amendment to our unsecured revolving credit facility. Our lenders have played an important role in the success of Ashton Woods Homes, and we believe that this amendment provides us with the ability to operate effectively through this downturn in our industry.”

With headquarters in Atlanta, Georgia, Ashton Woods USA L.L.C. is one of the nation’s largest private homebuilders based on the number of home closings and revenues. The Company currently operates in Atlanta, Dallas, Houston, Orlando, Phoenix and Tampa and is establishing homebuilding operations in Denver.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates, forecasts and projections about our future performance based on our beliefs and our management's assumptions. These statements are not guarantees of future performance and outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ include: economic changes nationally or in our local markets, delays in construction due to weather events or otherwise, volatility of mortgage interest rates and inflation, unexpected increases in our cost structure and other factors having an impact on revenues or costs outside of our control.